SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

❒ Preliminary Proxy Statement
❒ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
❒ Definitive Proxy Statement
❒ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

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THE PEP BOYS−MANNY, MOE & JACK
(Name of Registrant as Specified in Its Charter)
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BARINGTON COMPANIES EQUITY PARTNERS, L.P.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
_____________________________________________________________________________

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

❒     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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❒ Fee paid previously with preliminary materials.

❒ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

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On July 19, 2006, the following news story was published in The Daily Deal:

PEP BOYS CEO LARRY STEVENSON RESIGNS
Chief executive of auto-parts retailer failed to stem bleeding
By David Shabelman

The chief executive of Pep Boys-Manny, Moe & Jack is leaving the auto-parts retailer only five months after the company extended his contract and endorsed his plan for turning it around.

Philadelphia-based Pep Boys said Tuesday that CEO Larry Stevenson had resigned and that board of directors chairman Bill Leonard would replace him as interim CEO effective immediately. The board will begin a search for a permanent chief executive.

Bill Furtkevic, spokesman for Pep Boys, said Stevenson's resignation was prompted by the company's failure to improve its financial performance since his contract was renewed.

"Both he and the board recognized the need for accelerated improvement in the company's financial performance and took this action in the best interests of all of our shareholders," Furtkevic said.

Stevenson has been under attack from Pep Boys shareholder Barington Capital Group LP since last fall, when the New York hedge fund called for him to be replaced. Instead, the company's board in February extended Stevenson's contract for two years, though it did split the roles of CEO and chairman, naming Leonard nonexecutive chairman of the board. It also hired Goldman, Sachs & Co. of New York to explore strategic alternatives amid a steep downturn in the market for auto parts related to rising gas prices.

Some analysts also say Pep Boys has failed to invest sufficiently in its retail stores and to control costs in the company's service centers.

Barington, which represents shareholders owning nearly 10% of Pep Boys, has indicated it would nominate a slate of candidates for the company's board this year in an effort to overhaul management. Barington president James Mitarotonda said Tuesday that Stevenson's departure is a step in the right direction for Pep Boys.

"While it's a positive development that the company is finally in the process of searching for a new CEO, as we strongly suggested almost seven months ago, we continue to believe that significant change is needed at Pep Boys — not just at the CEO level, but at the board level as well," Mitarotonda said Tuesday.

Pep Boys hired Stevenson, formerly CEO of Chapters Inc. (now part of Indigo Books & Music Inc., Canada's largest bookstore), in 2003 to help revive the company, but it has struggled during his tenure. In January 2005, Pep Boys announced that it would revamp the company's operations by separating its retail and service organizations. For fiscal

2005, Pep Boys reported a net loss of $35.8 million on revenue of $2.2 billion, compared with a net gain of $25.5 million on sales of $2.3 billion the previous year.

Pep Boys operates 595 auto-parts stores in 36 states and Puerto Rico and has more than 6,000 service bays in its auto-repair centers. Though the company has struggled financially, it remains a valuable commodity due in part to its substantial real estate portfolio. It owns more than half of the land and buildings where its stores are located.

Pep Boys' shares were up more than 12% in early trading, but by midday that gain had slipped 2%, to $11.61, down from a 52-week high of $16.55. The company has a market capitalization of $630 million and an enterprise value of $1.1 billion.

Pep Boys also has come under fire from Norwalk, Conn.-based hedge fund Pirate Capital LLC, which pledged to support Barington's slate of candidates in a proxy contest. Both Barington and Pirate have urged Pep Boys to set a date for its annual shareholder meeting, although the company has yet to do so. Officials at Pirate, which owns 8.3% of Pep Boys shares, declined comment on Stevenson's resignation.

Furtkevic said he does not know when Pep Boys would set a date for its annual meeting. In March, the company indicated it would hold the meeting "in late summer."

* * * * *

Barington Companies Equity Partners, L.P. (“Barington”) intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2006 Annual Meeting of Shareholders of The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Company”).

The following persons, which have joined with Barington in filing a Statement on Schedule 13D with respect to the Company’s common stock, are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Barington Companies Equity Partners, L.P., Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value and Opportunity Master Fund Ltd., RCG Carpathia Master Fund, Ltd., RCG Ambrose Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Master Fund, Ltd., Ramius Fund III, Ltd, Admiral Advisors, LLC, Ramius Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn.

BARINGTON COMPANIES EQUITY PARTNERS, L.P. STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ SUCH PROXY STATEMENT WHEN IT

IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT, WHEN FILED, WITHOUT CHARGE, BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR PROXY@MACKENZIEPARTNERS.COM.

INFORMATION REGARDING THE DIRECT OR INDIRECT INTERESTS OF CERTAIN PERSONS ANTICIPATED TO BE, OR WHO MAY BE DEEMED TO BE, PARTICIPANTS IN SUCH POTENTIAL PROXY SOLICITATION IS AVAILABLE IN THE SCHEDULE 14A FILED WITH THE SEC ON JULY 13, 2006, A COPY OF WHICH IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.

The consent of the author and the publication to file the above news story under Rule 14a-12 was neither sought nor obtained.

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